Exhibit 99.1

For Immediate Release:

TAXmasters, Inc. Announces Fiscal 2010 First Quarter Financial Results

Net Revenue Up 56%

HOUSTON, TX –June 2, 2010— TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company, today announced the company’s financial results for the first quarter ended March 31, 2010.

For the first quarter of 2010, TaxMasters net revenue increased 56.1% to approximately $11.3 million, compared to approximately $7.3 million for the first quarter of fiscal 2009. Total operating expenses for the first quarter of 2010 were approximately $9.9 million, an increase of 62.9% compared to $6.1 million for the same period in 2009.

For the first quarter of 2010, the company reported net income from operations of approximately $1.5 million, an increase of approximately 20% compared to approximately $1.2 million for the same period in 2009. The increase was attributable to the increase in revenue offset by increases in compensation costs and advertising expenses.
For the quarter ended March 31, 2010, the company reported net income of approximately $0.9 million, versus net income of approximately $1.2 million for the first quarter of fiscal 2009.  The decrease in net income for the first quarter of 2010 compared to the same period in 2009 is mainly due to the tax expense of $0.5 million for the first quarter of 2010.

Patrick Cox, President and Chairman of TaxMasters, Inc., said, “Our 56% growth in revenue in the first quarter of 2010 is a reflection of the strong demand for our services.  While taxpayers have many options to address their tax problems, our growth demonstrates that taxpayers who need help in dealing with the IRS are choosing TaxMasters.  We also generated earnings in the first quarter of 2010 despite the additional costs we incurred as a result of the new hires to our professional staff and the expansion of our national marketing campaign.  As a result, at March 31, 2010, we employed 323 total personnel, a 30% increase over the past twelve months, while the growing momentum in the demand for our services reflects our heightened visibility as a public company.”

Mr. Cox concluded, “Economic conditions continue to pose a mounting financial challenge for many individuals and small businesses.  Due to the complexity of tax laws and the vigorous collection efforts of the IRS, professional assistance is frequently the best way to resolve tax problems.  We have increased our professional staff and strengthened our organizational infrastructure so that we can effectively respond to this rising need for the services we offer.”

In conjunction with this release, TaxMasters will provide an audio review of financial results of the quarter ended March 31, 2010 via its website at www.txmstr.com. The review will be available for download and review on June 18, 2010.

About TaxMasters, Inc.
TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States.  Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.  Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems.  For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com. Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters. Visit TaxMasters’ blog at http://www.txmstr.com/blog/

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company
TaxMasters, Inc., Houston
DeWayne Logan
281.497.4226 x7000

TaxMasters, Inc.
BALANCE SHEETS
(Unaudited)
	As of March 31,	As of December 31,
	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,141,575	$2,892,895
Short-term investments	315,640	313,663
Accounts receivable trade, net	14,592,868	11,426,037
Deferred tax asset	2,203,647	1,654,130
Prepaid expenses	38,750	125,000

Total current assets	21,292,480	16,411,725

Property and equipment, net	2,368,101	2,533,387
Note receivable	254,551	250,000
Investments	426,104	423,968
Deferred tax asset, net of current	2,673,053	3,709,430
Other Assets	17,000	17,000

TOTAL ASSETS	$27,031,289	$23,345,510

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,869,656	$3,099,427
Accounts payable related parties	-	117,673
Accrued Liabilities	2,221,256	2,448,783
Deferred revenue	25,019,008	20,478,350
Capital lease obligation	547,573	568,562
Note payable to related party	4,467,842	4,582,718

Total current liabilities	34,125,335	31,295,513

LONG TERM DEBT

Capital lease obligations, net of current portions	1,625,098	1,708,588
Deferred revenue, net of current portion	-	-

Total liabilities	35,750,433	33,004,101

COMMITMENTS AND CONTIGENCIES

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value,
500,000,000 shares authorized, 1,000 shares issued
and outstanding at December 31, 2009 and December 31, 2008	1	1
Common stock, $0.001 par value, 1,000,000,000
authorized, 339,675,899 and 301,000,000 shares issued and
outstanding at December 31, 2009 and December 31, 2008, respectively	339,676	339,676
Additional paid-in capital	199,768	199,768
Accumulated deficit	(9,258,589)	(10,198,036)

Total stockholders' deficit	(8,719,144)	(9,658,591)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$27,031,289	$23,345,510

	-	-

TaxMasters, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended March 31,
	2010	2009

REVENUES, net	$11,346,527	$7,270,794

OPERATING COSTS AND EXPENSES:
Selling, general and administrative expenses	4,871,073	3,173,927
Compensation	4,797,720	2,855,799
Depreciation	192,752	25,263

Total operating costs and expenses	9,861,545	6,054,989

NET INCOME (LOSS) FROM OPERATIONS	1,484,982	1,215,805

OTHER INCOME (EXPENSE):
Interest income	12,688	13,170
Interest expense	(71,363)	(12,824)

Total other income (expense)	(58,675)	346

NET INCOME (LOSS) BEFORE INCOME TAXES	1,426,307	1,216,151

Income tax benefit	486,860	-

NET INCOME (LOSS)	$939,447	$1,216,151

EARNINGS PER COMMON SHARE
Basic	$0.00	$0.00
Diluted	$0.00	$0.00
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	339,675,899	301,000,000
Diluted	339,675,899	301,000,000

TaxMasters, Inc.
STATEMENTS OF CASH FLOWS
(Unaudited)
	For the three months ended March 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$939,447	$1,216,152
Adjustments to reconcile net income to net cash provided by
operating activities:
Change in deferred tax asset	486,860	-
Depreciation and amortization	192,752	25,263
Deferred rent	147,044	119,888
Interest accrued on note receivable	(4,554)	-
	-	-
Changes in operating assets and liabilities:
Accounts receivable	(3,166,830)	(497,082)
Prepaid service	86,250	-
Accounts payable and accrued liabilities	(1,604,342)	(779,665)
Accounts payable to related parties	(117,673)	235,000
Deferred revenue	4,540,658	1,771,597

Net cash provided by operating activities	1,499,612	2,091,153

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipts (Purchase) of investments, net	(4,113)	(9,069)
Issuance of note receivable	-	-
Purchase of fixed assets	-	-

Net cash used in investing activities	(4,113)	(9,069)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	(131,943)	(38,761)
Repayment, net of accrued interest, of note payable to related party	(114,876)	-
Proceeds on notes payable to related party		72,000
Distributions to shareholders prior to conversion to C corp	-	(1,701,125)

Net cash used in financing activities	(246,819)	(1,667,886)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,248,680	414,198

CASH AND CASH EQUIVALENTS—Beginning of year	2,892,895	3,683,467

CASH AND CASH EQUIVALENTS—End of period	$4,141,575	$4,097,665

Supplemental schedule for cash flow information
Cash paid for taxes	$-	$-
Cash paid for interest	$71,363	$12,824

NON CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment by seller financing	$27,564	$174,400